QH-433172

Certificate Of Incorporation

I, ***AVRIL MYERS*** *Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Act, that all requirements of the said Act in respect of registration were complied with by*

Return Stacked RSIT Cayman Subsidiary

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 26th day of March Two Thousand Twenty-Six

Given under my hand and Seal at George Town in the Island of Grand Cayman this 26th day of March Two Thousand Twenty-Six

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

Assistant Registrar of Companies,
Cayman Islands.

Authorisation Code : 759781292405
www.verify.gov.ky
30 March 2026